HEADS OF AGREEMENT


From:             Cheyenne records GmbH
                  Munchner Str, 24

                  85774 Unterfohring b. Munchen

                                                                   ("we"/"us")
To:               Skreem Entertainment Inc.
                  c/o Charlie Camorata
                  11637 Orpington Street

                  Orlando, Florida 32817




Dated Friday, May 14, 2004

Re. Exclusive Distribution and Service Agreement for musical group "3rd Wish"

Dear Charlie,

Please find enclosed our revised proposal. We hope this comes up to your final approval as we need to sign the contract today.

1.       Distribution Agreement:

         You great us the exclusive right to distributed and sell the Recording to be delivered by you including the exclusive right to use the Artist's name and professional name, photographs, biography and likeness in connection with the sale and promotion of the recordings under the following conditions:

Territory:                          Germany, Switzerland and Austria (GSA)

Term: 5 years + 6 months non-excl. sell-off period following the termination of this agreement pursuant to chapter 7 below

Option:                             2 options on follow-up albums provided that
                                    - for the first option - the first album or
                                    one of the singles releases out of the first
                                    album have reached TOP 50 of the German
                                    Media Control Charts in Germany within the
                                    first 9 month after its release and - for
                                    the second option - the second album has
                                    reached TOP 40 of the German Media Control
                                    Charts in Germany within the first 9 months
                                    after its release Each option shall be
                                    exercised within 12 months after the release
                                    of the immediately preceding album
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Accounting:                         monthly within 45 days after the end of each
                                    calendar month we shall be entitled to
                                    establish a reserve up to a maximum of
                                    twenty per cent (20%) each of which reserve shall be liquidated within 6 months.

Your shall be responsible for all marketing spendings in connection with the promotion and exploitation of the Recording such as production of video, TV-Adverts, Photo Shooting, etc.

Well shall promote (TV placement such as VIVA, VIVA Plus, MTV, MTV 2 Pop, Onyx, etc., radio and print) and market the recordings internally. In the event that we decide to use external promotional sources the costs will be covered by Skreem Records.

You hereby guarantee that Artist's next single release "Obsession" will be a collaboration between Artist and popular singer Shaggy as feature vocal artist.

2. Further Service: For the term of this agreement pursuant to chapter 7 below we will procure the following additional services: a) Executive booking of commercial concerts and concert tours throughout the territory (G/S/A). The cost of promotion activities including travel, hotel, and catering either to be covered by the host and/or promoter of the event or by Skreem Records.
b) Securing the personal appearances of the Artist, including without limitation, any public appearances (i.e. in motion pictures, television, radio, online media etc.);
c)  Securing Acquiring adverts with the appearance of Artist, endorsements and commercial tie-ups, TV - and Advert co
    operations; d) Securing the use of the Artist name, likeness, signature, voice, photograph, caricatures and biography for purposes of
    advertising, trade, and merchandising;
e)  Music publishing / sub publishing throughout the territory at a split of 75 (you)/25 (us) publishing revenues.
3.  Warranty
    You warrant, undertake and agree that we shall have the full and unfettered right to exploit the Recording and all other rights granted to us under this agreement throughout the territory and that the exploitation by us shall no infringe the rights of any third party.

4.  Costs

a) You shall be responsible for all manufacturing costs, marketing spendings in connection with the promotion and exploitation of the Recording such as production of video clips, TV-Advertising budget, Photo Shooting, creation of the artwork etc. In Addition, Artist shall be available to us free of charge for advertising and promotional and other appearances under this agreement. And you solely shall reimburse Artist's respective reasonable traveling and hotel expenses plus per diems (if applicable). You shall pay all royalties due to Artist and all mechanical royalties payable to the writer(s) and publisher(s) of the musical compositions recorded by you out of your share of the net receipts.

5.  Distribution and Service Fees

a) In respect of the Distribution Agreement subject to clause 1 of this agreement we shall receive a distribution fee of 30% of all net receipts prior to deducting any sub-distribution fee and we shall pay out of our share all fees payable to our sub-distributor (which is currently Universal Music) or any other third party. Net receipts shall mean gross receipts less applicable VAT (Value Added Tax of currently
    16%). We shall further receive a service fee of 15% of all net receipts on the basis as it is described in sentence 1 of this chapter. Our total share of the net receipts shall be thus 45%
b) In consideration of our services subject to clause 2 of this agreement we shall receive 35% of all net receipts. Net receipts in respect of this subparagraph B) shall mean gross receipts paid to you by any third party (tour promoter, merchandiser etc.) less VAT.
c) In respect of our participation and support to develop the Artist in all medias, we shall receive an override of 3,5 % of all ppd of all net sales of records of the Artist outside the territory and 10% of all net receipt you receive for exploitation subject to this Proposal outside the territory, excluding the US and Canada including advances on royalties for a period of five years commencing with the release of the 1 album of Artist in the territory. In the event that the single "Obsession" with the featured artist Shaggy goes top 3 in the German Media Control Sales Charts we shall receive an override of 4% of the ppd of all net sales of records of the artist outside the territory and 15% of all net receipts you receive for exploitations subject to this proposal outside the territory, excluding the US and Canada including advances on royalties for a period of five years shall negotiate our override in good faith with respect to all sales in the US and Canada but in no event we shall receive less than 50% of the override otherwise applicable.

     All payments hereunder shall be made plus VAT, if applicable. If you are not liable to income taxation in the Federal Republic of Germany, we will be entitled to withhold unless you present a tax exemption form approved by the German IRS under the German / US double taxation treaty. In the event Cheyenne Records is legally required to withhold income tax in Germany we will provide a certificate of German IRS to you of all taxes paid by us to German IRS on your behalf.

6.   Termination

     This agreement shall terminate 12 months after the release of the last contractual album according to chapter 1 of this agreement.

7.   Long Form Agreement

     You and we hereby agree that this agreement shall be replaced as soon as reasonably practical hereafter by respective long-form agreements embodying the terms set out herein (with all other terms to be negotiated between you and us in good faith). Until such time as the long-form agreements are entered into this agreement shall remain in full force and effect.

8.   Jurisdiction

     This agreement shall be governed by and construed in accordance with the laws of Germany and the courts of which shall be the courts of competent jurisdiction.

     Would you kindly signify your acceptance of the above terms by signing and returning the enclosed duplicate copy of this letter.

Yours Sincerely,

/s/ Joe Chialo
For and on behalf of Cheyenne Records

/s/ Charles Camorata
For and on behalf of Skreem Entertainment